Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-121094 of our reports dated March 23, 2006 relating to the statement of revenues and certain operating expenses for the ST Crossville property, the MT Denver property, the MT Spring property and the MF Chandler property (which reports on the statements of revenues and certain operating expenses expresses an unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), all appearing in the Registration Statement.

Phoenix, Arizona
March 23, 2006